                       PROSPECTUS DATED OCTOBER 18, 2004

                                  $150,000,000

                           OSI PHARMACEUTICALS, INC.

             3 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023
               AND 2,998,800 SHARES OF COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE NOTES

     In September 2003, we issued and sold $150,000,000 aggregate principal amount of our 3 1/4% Convertible Senior Subordinated Notes due 2023 in a private placement. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

     The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of approximately $50.02 per share which is equal to a conversion rate of 19.9925 shares per $1,000 principal amount of notes, subject to adjustment. On Thursday, September 16, 2004, the closing bid price of our common stock as reported on the Nasdaq National Market was $62.17 per share.

     We will pay interest on the notes on March 8 and September 8 of each year, beginning March 8, 2004. The notes will mature on September 8, 2023. On or after September 8, 2008, we may at our option redeem the notes, in whole or in part, for cash, at a redemption price of $1,000 per $1,000 principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to but excluding the redemption date.

     Holders may require us to purchase all or a portion of their notes on September 8, 2008, September 8, 2013 and September 8, 2018, in each case, at a purchase price of $1,000 per $1,000 principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the purchase date. In addition, in the event of a change in control, as defined in this offering memorandum, holders may require us to purchase all or a portion of their notes at a change in control purchase price of $1,000 per $1,000 principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the change in control purchase date. We may choose to pay the purchase price or change in control purchase price in cash or common stock.

     The notes are unsecured (except to the extent described in this prospectus) and subordinated to our existing and future senior indebtedness. The notes rank equally with our existing and future senior subordinated indebtedness.

     We have pledged a portfolio of U.S. government securities as security for the notes in an amount sufficient to pay the first six scheduled interest payments on the notes.

     The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol "OSIP."

           INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

     We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this prospectus is October 18, 2004

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................    i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   ii
SUMMARY.....................................................    1
THE OFFERING................................................    7
RISK FACTORS................................................    9
RATIO OF EARNINGS TO FIXED CHARGES..........................   20
USE OF PROCEEDS.............................................   20
DIVIDEND POLICY.............................................   20
DESCRIPTION OF THE NOTES....................................   21
SELLING SECURITYHOLDERS.....................................   41
DESCRIPTION OF CAPITAL STOCK................................   45
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....   47
PLAN OF DISTRIBUTION........................................   54
LEGAL MATTERS...............................................   56
EXPERTS.....................................................   56

                             ---------------------

     In this prospectus, "OSI," "our company," "we," "us," and "our" refer to OSI Pharmaceuticals, Inc. and subsidiaries, except as otherwise noted.

                             AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. We also maintain our own website which is located at www.osip.com.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information.

     We are "incorporating by reference" specified documents that we file with the SEC, which means:

     - incorporated documents are considered part of this prospectus;

     - we are disclosing important information to you by referring you to those documents; and

     - information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

     We incorporate by reference the following documents filed with the SEC:

     - our annual report on Form 10-K for the fiscal year ended September 30, 2003 filed on December 2, 2003;

     - our quarterly reports on Forms 10-Q for the quarter ended December 31, 2003 filed on February 3, 2004, for the quarter ended March 31, 2004 filed on May 14, 2004 and for the quarter ended June 30, 2004 filed on August 16, 2004;

     - our current reports on Forms 8-K filed on October 2, 2003, April 26, 2004, June 7, 2004, June 9, 2004, June 28, 2004, July 6, 2004 and
       September 21, 2004; and

     - our definitive proxy statement on Schedule 14A filed on January 28, 2004.

     All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the end of the offering of the notes under this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, telephone (631) 962-2000. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

     You should rely only on the information incorporated by reference or included in this prospectus. We have not authorized anyone else to provide you with different information. The selling securityholders are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates set forth on the front of these documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things, statements relating to:

     - our anticipated business strategies;

     - our and our partners' ability to obtain regulatory approval of drug candidates;

     - our ability to conduct clinical trials;

     - our relationships with third parties, including manufacturers, clinical research organizations, collaborative partners and suppliers;

     - our pending and anticipated clinical trials;

     - our intention to introduce new product candidates;

     - our acquisition of and integration of businesses, assets and liabilities;

     - anticipated sales commissions and revenues;

     - anticipated trends in our businesses;

     - sufficiency of resources to fund operating and capital requirements;

     - operating cash burn rates; and

     - future capital expenditures;

     The forward-looking statements included in this prospectus or in the documents incorporated by reference herein are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our competitors in developing products equal or superior to ours and the timing of their development of such products, the success of our collaborative relationships and the other reasons described under "Risk Factors." Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act and Section 27A of the Securities Act.

                                       ii.1

                                    SUMMARY

     The following is a short summary of our business. This summary may not contain all of the information that you should consider before investing in the notes or the shares of common stock issuable upon their conversion. You should carefully read the entire prospectus and the documents incorporated by reference into the prospectus.

                           OSI PHARMACEUTICALS, INC.

     We are a leading biotechnology company primarily focused on the discovery, development and commercialization of high quality oncology products that both extend life and improve the quality-of-life for cancer patients worldwide. Our flagship product, Tarceva(TM) (erlotinib HC1), is an oral, once-a-day, small molecule inhibitor of the epidermal growth factor receptor (HER1/EGFR). Tarceva(TM) is the first EGFR inhibitor, and the first non-chemotherapy agent, to demonstrate a survival benefit in advanced non-small cell lung cancer (NSCLC) and also in pancreatic cancer, two forms of cancer widely recognized as amongst the toughest treatment challenges facing oncologists. In July 2004, we filed a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) for Tarceva(TM) for the treatment of NSCLC patients who have failed prior chemotherapy. We intend to file a supplemental NDA (sNDA) for the treatment of front-line pancreatic cancer patients (in combination with gemcitabine) in 2005. Tarceva(TM) has a Fast Track designation for NSCLC in the United States and has also recently been granted Pilot 1 status and priority review for NSCLC by the FDA. The Pilot 1 program is designed to expedite the Fast Track process. In addition, our partner, Roche, has completed a regulatory filing under the centralized process in the European Union (EU) for Tarceva(TM) in NSCLC. Beyond Tarceva(TM), we have a balanced pipeline of oncology drug candidates that includes signal transduction inhibitors, apoptosis (also known as programmed cell death) inducers and a next-generation cytotoxic chemotherapy agent. We market and promote Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications in the United States, and we market and distribute Gelclair(R), a bioadherent oral gel for the relief of pain associated with oral mucositis, a frequent side-effect of chemotherapy, in North America. We also have an independently operated diabetes and obesity subsidiary, Prosidion Ltd., which is based in the United Kingdom. Prosidion's lead clinical candidate, PSN9301, an inhibitor of dipeptidyl peptidase IV (DP-IV), is in Phase II clinical trials for the treatment of type 2 diabetes. PSN9301 was acquired by Prosidion from Probiodrug AG in July 2004. Behind PSN9301, Prosidion has an emerging pipeline of diabetes and obesity drug candidates.

     TARCEVA(TM). Tarceva(TM) is a small molecule drug designed to target the HER1/EGFR signaling pathway. The EGFR gene is known to be over-expressed, mutated or amplified in approximately 40% to 60% of the approximately 1.3 million new cases of cancer diagnosed in the United States each year. According to the American Cancer Society, lung cancer is the leading cause of cancer related deaths in the United States each year with an estimated 160,000 deaths in 2004. Patients with NSCLC, the initial target indication of Tarceva(TM), account for approximately 80% of these deaths. The American Cancer Society also estimates that 31,000 cancer patients in the United States will die from pancreatic cancer in 2004. Effective treatment of both NSCLC and pancreatic cancer remains a major unmet need.

     Currently, front-line combination cytotoxic chemotherapy treatment of NSCLC only provides a median survival of approximately ten months. Patients may subsequently be treated with cytotoxic chemotherapy in the second-line setting; however, these agents have significant side-effects. In addition, patients may be treated with another EGFR inhibitor, Iressa(R), which was approved for the third-line setting based on response rate data only. Iressa(R) has yet to demonstrate a survival benefit. Currently, only approximately 46,000 people a year suffering from NSCLC receive second/third-line treatments, usually with limited success. Many other patients either decline treatment or have treatment withheld due to the side-effects of cytotoxic chemotherapy or a perception that further treatment would be of limited benefit. Tarceva(TM) is the only agent in combination with gemcitabine that has demonstrated a survival benefit as compared with gemcitabine alone in pancreatic cancer. Since EGFR is implicated in a significant portion of both NSCLC and pancreatic cancer cases, and because we consider Tarceva(TM) to be a novel, relatively well-tolerated and differentiated EGFR inhibitor, we believe that, upon approval, Tarceva(TM) will represent a valuable treatment option for NSCLC patients after failure of initial therapy and for front-line pancreatic cancer patients when used in combination with gemcitabine.

     In April 2004, we announced that Tarceva(TM) met its primary endpoint of improving overall survival and its key secondary endpoints of progression-free survival, time-to-symptom deterioration and objective tumor response rate in a 731-patient randomized, double-blind placebo controlled Phase III trial in NSCLC patients, also referred to as the BR.21 study. The trial compared Tarceva(TM) to placebo in the treatment of patients with advanced NSCLC following the failure of first or second-line chemotherapy. The data demonstrates a 42% improvement in median survival and a 45% improvement in the one-year survival rate relative to placebo. The results revealed a survival benefit in essentially all subsets of patients examined, including males, smokers and patients with squamous cell carcinoma histology (subsets that, consistent with previous studies with EGFR inhibitors, had a relatively low rate of tumor response in our study), as well as females, non-smokers and patients with adenocarcinoma (subsets with higher rates of tumor response).

     In September 2004, we announced that Tarceva(TM) also met its primary endpoint of improving overall survival in a 569-patient randomized, double-blind placebo controlled Phase III trial in front-line pancreatic cancer patients with locally advanced or metastatic disease. The trial compared a combination of Tarceva(TM) and the chemotherapy agent gemcitabine with gemcitabine plus placebo. The data demonstrates a 23.5% improvement in overall survival (a hazard ratio of 0.81 and a p-value of 0.025) for the Tarceva(TM) arm compared to the placebo arm. The results were noteworthy in that Tarceva(TM) was used at a lower dose (100 mg) than was used in our BR.21 study for the majority of patients treated in the study and Tarceva(TM) was used in combination with a chemotherapy agent. We believe that the data demonstrates that Tarceva(TM) is likely to have broad utility beyond the initial lung cancer indication. The data also has profound implications for our understanding of this new class of drugs.

     Recent publications have shown a strong correlation of tumor response with a group of newly-identified EGFR mutations in lung cancer which are clustered in patients who are non-smokers or have tumors with adenocarcinoma histology. These publications claim that the clinical benefit observed for EGFR inhibitors in NSCLC may be restricted to patients whose tumors have these EGFR mutations. The BR.21 study results clearly show, however, that tumor response is not always a good surrogate for survival benefit and that the improvement in overall survival seen in our BR.21 study cannot be explained by the reported incidence (approximately 10%) of these mutations. A survival benefit was seen in our pancreatic cancer study despite the fact that there was no difference in tumor response rates between the two arms in the study and that publications in scientific literature indicate that the mutations may be largely confined to lung cancer. This supports our belief that a much broader group of patients than those achieving a tumor response derive a meaningful survival benefit from treatment with Tarceva(TM).

     We believe our BR.21 results are particularly noteworthy in that they demonstrate a meaningful, broad-based clinical benefit in a very advanced population of lung cancer patients. The cytotoxic chemotherapy agents, Taxotere(R) and Alimta(R), showed similar survival results in a recent Phase III study comparing the two drugs; however, these agents exhibited a severe side-effect profile and were tested in a less advanced patient population. In contrast, Tarceva(TM) has a relatively benign side-effect profile and the study enrolled second and third-line patients, many of whom were in poorer overall health.

     The table below summarizes key results from our BR.21 study. Approximately 50% of the patients in the study had failed one prior regimen of chemotherapy and the other half had failed at least two prior regimens of chemotherapy. In addition, a significant proportion of the patients entered the study with poor performance status, including 25% with performance status 2 and 9% with performance status 3. The Eastern Cooperative Oncology Group ranks patients' performance status from 0 to 5 according to the level of daily activity and symptoms of disease, with 0 representing normal activity and 5 representing a patient who has died. It is unusual for patients with performance status 3 to be included in clinical trials.

  SUMMARY DATA FOR THE TARCEVA(TM) PHASE III STUDY IN SECOND/THIRD-LINE NSCLC

                                           TARCEVA(TM)    PLACEBO     HAZARD
                                             N = 488      N = 243    RATIO(1)   P-VALUE(2)
                                           -----------   ---------   --------   ----------
Median Survival/Hazard Ratio.............  6.7 months       4.7       0.72 (3)   0.0003 (3)
                                                          months
One-Year Survival Rate...................    31.2%         21.5%       --          --
Median Progression-Free Survival/Hazard
  Ratio..................................  2.2 months       1.8       0.61       <0.001
                                                          months
Objective Tumor Response Rate(4).........      9%           <1%        --          --

---------------

Note: The data is based on our statistical analysis of data from the BR.21 study.

(1) Hazard ratio is a statistical measure of the difference in overall survival between the study drug group and the control group. A hazard ratio of less than 1 indicates a reduction in the risk of death; for example, a hazard ratio of 0.72 represents a 28% reduction in the risk of death and a 39% improvement in overall survival.

(2) P-value is a statistical measure of significance. A p-value of <0.05 indicates a statistically significant difference.

(3) Data is adjusted for stratification factors at baseline.

(4) Objective tumor response rate represents the sum of the percentage of patients who exhibited a partial response or a complete response.

     In addition to the survival benefit, in the BR.21 study Tarceva(TM) also demonstrated statistically significant and clinically meaningful improvement in patients' quality-of-life as measured by the time-to-symptom deterioration of key lung cancer symptoms for cough (adjusted p-value = 0.04), pain (adjusted p-value = 0.04) and dyspnea, or shortness of breath (adjusted p-value = 0.03). The safety profile observed was relatively benign compared to cytotoxic chemotherapy and was consistent with that seen in prior Tarceva(TM) studies with the most common side-effects consisting of rash (75%) and diarrhea (54%). We believe that the combination of survival and quality-of-life benefit with a relatively benign side-effect profile positions Tarceva(TM) as an important treatment option for oncologists treating advanced NSCLC patients.

     Tarceva(TM) was granted a Fast Track designation by the FDA in September 2002 for the second/third-line NSCLC indication, and in January 2004, we initiated the rolling submission of our NDA under provisions available with Fast Track status. Tarceva(TM) has recently been granted priority review status as well as Pilot 1 status, which requires the FDA to initiate a six-month review of each unit of the submission either as it is received or upon granting of Pilot 1 status, whichever is later. We completed the filing of our NDA at the end of July 2004. Based on the priority review status, the FDA has up to six months from the submission date, or until January 30, 2005 (the PDUFA date), to take action on the FDA filing. We, together with our partner, Genentech, Inc., anticipate launching Tarceva(TM) in the United States upon approval. We are seeking full approval to market the product in a second/third-line setting. Our partner, Roche, filed for registration under the centralized process in the EU using the positive results of our BR.21 study in the third quarter of calendar 2004 and, assuming a successful review, we anticipate that Roche will launch Tarceva(TM) in the second half of calendar 2005. We plan to discuss with the FDA our intent to submit an sNDA for the pancreatic cancer indication with the FDA in the near future.

     In January 2001, we signed co-development and marketing agreements with Genentech and Roche, forming a global alliance for the development and commercialization of Tarceva(TM) in order to maximize its potential value. Under these agreements, we will receive milestone payments upon successive regulatory filings and approvals, an equal profit share on sales in the United States with Genentech, and a royalty on sales outside of the United States from Roche. We recently entered into agreements with Genentech with respect to promotion, marketing and manufacturing responsibilities in the U.S. market. Genentech will have the lead responsibility for the marketing and promotion of Tarceva(TM) in the United States. However, we will co-promote the product and field at least 25% of the combined U.S. sales force. We also have responsibility for manufacturing and supply in the United States. We have produced sufficient quantities of Tarceva(TM) tablets to conduct our ongoing clinical trials, and we have a supply chain in place with adequate inventory on hand in advance of the potential launch of Tarceva(TM).

     The successful execution of a strategy to expand Tarceva(TM) indications and grow the product post-launch is our clear priority. We intend to broaden the use of Tarceva(TM) to earlier stage lung cancer patients, both in the first-line and adjuvant setting. The first part of this strategy has been initiated with an ongoing randomized Phase II trial evaluating monotherapy Tarceva(TM) against chemotherapy in patients who have received no prior chemotherapy and have poor performance status. Additionally, we intend to expand the use of Tarceva(TM) to other disease settings in oncology. The positive results from our pancreatic cancer Phase III trial are an endorsement of our belief that Tarceva(TM) will have broad utility in treating cancer. To date, tumor responses have been documented in Phase II studies for monotherapy Tarceva(TM) in bronchioalveolar cell carcinoma, glioblastoma multiforme, head and neck cancer, hepatocellular carcinoma, breast cancer and ovarian cancer. Approximately 100 clinical trials of Tarceva(TM), including both registration oriented and publication only studies, are either ongoing or planned. We also intend to explore the use of Tarceva(TM) in combination with other targeted therapies, particularly the anti-angiogenic antibody Avastin(R). Data from Phase II studies has revealed promising indications of activity for the combination of Tarceva(TM) and Avastin(R) in renal cell carcinoma and in advanced NSCLC patients with adenocarcinoma. Genentech has also implemented a Tarceva(TM) expanded access program for patients with second/third-line NSCLC who have failed standard chemotherapy. Roche has begun a similar expanded access program in Europe.

     MARKETED PRODUCTS AND BALANCED PIPELINE. Beyond Tarceva(TM), we believe that we can realize significant future value by investing in our growing oncology franchise and in our second disease area business unit, Prosidion. Our promotional efforts for Novantrone(R) and Gelclair(R) have enabled us to establish a core commercial organization, which includes approximately 50 sales representatives and managers. We believe this commercial capability will enhance our ability to pursue additional in-licensing, acquisition and co-promotion opportunities. Our pipeline behind Tarceva(TM) is comprised of targeted therapies and a next-generation cytotoxic chemotherapy agent as summarized in the chart below.

---------------------------------------------------------------------------------------------------------------------------------
                                                                   IND TRACK      PHASE I     PHASE II     PHASE III    MARKETED
---------------------------------------------------------------------------------------------------------------------------------
ONCOLOGY BUSINESS
(OSI)(TM) Oncology
---------------------------------------------------------------------------------------------------------------------------------
MARKETED PRODUCTS
                                                                  --------------------------------------------------------
                                                 Novantrone(R)
                                                                  --------------------------------------------------------
                                                   Gelclair(R)
---------------------------------------------------------------------------------------------------------------------------------
TARGETED THERAPIES
Tarceva(TM) (EGFR):
                                                                  --------------------------------------------
                           Monotherapy second/third-line NSCLC
  Combination with gemcitabine in front-line pancreatic cancer    --------------------------------------------
                                                                  ---------------------------------
                                              Front-line NSCLC
                                 Other solid tumor indications    ---------------------------------
Combinations with Avastin(R) in NSCLC and renal cell carcinoma    ---------------------------------
         Other Investigator-Sponsored Trials and CTEP programs    ---------------------------------
Other Targeted Therapies:
                                                                  -----------
                                           OSI-930 (KDR/C-KIT)
                                                                  -----------------------
                                    OSI-461 in prostate cancer
                                                                  ---------------------------------
                         OSI-461 in inflammatory bowel disease
                                                                  ---------------------------------
                                         CP-547,632 (VEGFR)(1)
                                                                  -----------------------
                                         CP-724,714 (HER-2)(1)
                                                                  -----------------------
                                         CP-868,596 (PDGFR)(1)
---------------------------------------------------------------------------------------------------------------------------------
NEXT GENERATION CYTOTOXIC
    OSI-7904L in gastric and gastroesophogeal junction cancers    ---------------------------------
---------------------------------------------------------------------------------------------------------------------------------
DIABETES AND OBESITY BUSINESS
PROSIDION
                                                                  ---------------------------------
                                     PSN9301 (DP-IV inhibitor)
                                                                  -----------
                                PSN105 (glucokinase activator)
                     PSN357 (glycogen phosphorylase inhibitor)    -----------
---------------------------------------------------------------------------------------------------------------------------------

---------------

Note: Bars indicate the current stage of development of each program.

(1) Being developed by Pfizer Inc. for which we are entitled to royalties if commercialized and to which we have development rights if Pfizer chooses to halt development for any reason.

     Behind this development pipeline, we have invested in establishing an active discovery research program focused on small molecule targeted therapies, including advanced discovery projects targeting the development of agents that act as insulin-like growth factor receptor inhibitors and agents that can inhibit both phosphoinositide-dependent kinase and EGFR. We will also continue to explore the potential of the selective apoptotic antineoplastic drug discovery platform we acquired from Cell Pathways, Inc. Based on historical data for the prototype molecule Aptosyn(R) in familial adenomatous polyposis and early prostate cancer, we have continued development of the more potent follow-on molecule, OSI-461, despite halting our Aptosyn(R) development efforts.

     We consider expansion into a second disease area to be an important part of our strategy for long-term value creation. To this end, in July 2004 our diabetes and obesity subsidiary, Prosidion, acquired the type 2 diabetes clinical candidate, PSN9301, and its associated intellectual property estate from the German company, Probiodrug AG. PSN9301 is an oral, small molecule inhibitor of DP-IV, which is recognized as an important target in diabetes. DP-IV cleaves and inactivates glucogen-like peptide 1 (GLP-1), an important mediator of blood glucose levels. Inhibition of DP-IV leads to prolonged GLP-1 activity and inhibitors of DP-IV have demonstrated significant effects on blood glucose in clinical trials.

Novartis, Inc., Merck & Co., Inc. and Bristol-Myers Squibb Company (BMS) all have clinical development programs targeting DP-IV. In addition to composition of matter claims for PSN9301, the intellectual property estate acquired from Probiodrug AG includes issued U.S. methods-of-use claims that have been non-exclusively licensed to Novartis and Merck, among others, for milestones and royalties. Prosidion also anticipates initiating clinical trials for two diabetes candidates, PSN105 (a glucokinase activator) and PSN357 (a glycogen phosphorylase inhibitor), in the first half of calendar 2005.

     OUR STRATEGY FOR FUTURE GROWTH. Our objective going forward is to build upon Tarceva(TM)'s significant market potential and to capitalize on the experienced management team and the comprehensive set of capabilities from discovery to commercialization that we have established over the last several years in order to create a premier biotechnology organization and drive value creation for our stockholders. To accomplish this, we intend to:

     - maximize Tarceva(TM)'s value with a timely registration in the United States, the EU and Japan, and an effective product growth strategy;

     - establish our position as a premier oncology franchise by advancing our pipeline, reinforcing our commercial presence, validating our research capabilities and actively pursuing in-licensing and acquisition opportunities; and

     - diversify our business through continued investment in Prosidion to grow a second business unit focused on diabetes and obesity in order to help drive long-term growth.
                             ---------------------

     We were incorporated in the State of Delaware in March 1983. Our corporate headquarters are located at 58 South Service Road, Suite 110, Melville, New York 11747, and our telephone number is (631) 962-2000.

                                  THE OFFERING

     The following is a brief summary of the terms of this offering. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer........................   OSI Pharmaceuticals, Inc.

Notes Offered.................   $150,000,000 aggregate principal amount of
                                 3 1/4% Convertible Senior Subordinated Notes due 2023 (2023 Notes).

Maturity......................   September 8, 2023.

Interest......................   3 1/4% per year on the principal amount,
                                 payable semiannually in arrears in cash on March 8 and September 8 of each year, beginning
                                 March 8, 2004.

Ranking.......................   The notes are our unsecured (except to the
                                 extent described under "Description of the Notes -- Security") senior subordinated obligations. They rank junior in right of payment to all of our existing and future
                                 "Senior Indebtedness" (as defined herein), and rank equally with all of our existing and future senior subordinated indebtedness. The notes will also effectively be subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. We had approximately $11,500 of Senior Indebtedness and $150.0 million of senior subordinated indebtedness outstanding (including the notes registered herein), and our subsidiaries had no indebtedness outstanding, as of July 31, 2004.
                                 See "Description of the
                                 Notes -- Subordination."

Conversion Rights.............   The notes are convertible at the option of the
                                 holder at any time on or prior to maturity into shares of our common stock at a conversion price of approximately $50.02 per share, which is equal to a conversion rate of 19.9925 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. See
                                 "Description of the Notes -- Conversion
                                 Rights."

Security......................   We have purchased and pledged to the trustee
                                 under the indenture, as security for the notes and for the exclusive benefit of the holders of the notes, approximately $14.2 million of U.S.
                                 government securities which will be sufficient upon receipt of scheduled interest and principal payments thereon to provide for payment in full of the first six scheduled interest payments on the notes when due. The notes will not otherwise be secured. See
                                 "Description of the Notes -- Security."

Optional Redemption...........   On or after September 8, 2008, we may, at our
                                 option, redeem for cash all or a portion of the notes, at any time and from time to time for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. See "Description of the Notes -- Optional Redemption by OSI."

Purchase of the Notes by OSI
at the Option of the Holder...   Holders have the right to require us to
                                 purchase all or a portion of their notes on September 8, 2008, September 8, 2013 and
                                 September 8, 2018. In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the purchase date. We may choose to pay the purchase price in cash or in shares of our common stock. See "Description of the Notes -- Purchase of Notes by OSI at the Option of the Holder."

Purchase at the Option of the
Holder Upon a Change in
Control.......................   Upon a change in control of OSI, the holders
                                 may require us to purchase all or a portion of their notes at a change in control purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the change in control purchase date. We may choose to pay the change in control purchase price in cash or in shares of our common stock. See
                                 "Description of the Notes -- Purchase at the Option of the Holder Upon a Change in Control."

DTC Eligibility...............   The notes were issued in fully registered
                                 book-entry form and are represented by one or more permanent global notes without coupons.
                                 Global notes have been deposited with a
                                 custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of the Notes -- Book-Entry Form."

Use of Proceeds...............   We will not receive any proceeds from the sale
                                 by any securityholder of the notes or shares of common stock offered under this prospectus. See
                                 "Use of Proceeds."

Trading.......................   The notes sold to qualified institutional
                                 buyers are eligible for trading in the PORTAL market; however, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. We do not intend to list the notes on any national securities exchange or the Nasdaq National Market under the symbol
                                 "OSIP." The notes are new securities for which there is currently no public market.

Nasdaq Symbol for Our Common
Stock.........................   Our common stock is quoted on the Nasdaq
                                 National Market under the symbol "OSIP."

Common Stock..................   As of September 15, 2004, there were 43,548,167
                                 shares of our common stock issued and
                                 outstanding. See "Description of Capital
                                 Stock -- Common Stock."

Risk Factors..................   See "Risk Factors" and other information in
                                 this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

                                  RISK FACTORS

     You should carefully consider the following risk factors together with the other information contained in or incorporated into this prospectus before you decide to buy our notes or the common stock issuable upon conversion of the notes. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be harmed. This could cause the trading price of the notes or our common stock to decline and you may lose part or all of your investment.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT SEVERAL YEARS, WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

     We have had net operating losses since our inception in 1983. We expect to continue to incur operating losses over the next several years as a result of our expenses for the continued development of Tarceva(TM) and our other clinical products and research programs and the expansion of our commercial operations. We cannot predict when our business will become profitable. We do not expect to achieve profitability for at least three years following the launch of Tarceva(TM).

     At June 30, 2004, our accumulated deficit was $642.8 million. Our net losses were $47.3 million and $137.2 million for the three and nine months ended June 30, 2004, respectively, and $75.1 million and $132.4 million for the three and nine months ended June 30, 2003, respectively. Our net losses were $181.4 million, $218.5 million and $23.8 million for fiscal years 2003, 2002 and 2001, respectively. Our net loss for fiscal 2003 included an in-process research and development charge of $31.5 million related to the acquisition of Cell Pathways in June 2003. Our net loss for fiscal 2002 included an in-process research and development charge of $130.2 million related to the acquisition of certain assets from Gilead Sciences, Inc. in December 2001.

WE, TOGETHER WITH OUR ALLIANCE PARTNERS GENENTECH AND ROCHE, MAY NOT BE ABLE TO MARKET OR GENERATE SALES OF TARCEVA(TM) TO THE EXTENT ANTICIPATED.

     Assuming that we are successful in receiving approval to market Tarceva(TM), our ability to successfully penetrate the market and generate sales of Tarceva(TM) may be limited by a number of factors, including the following:

     - Certain of our competitors in the HER1/EGFR field, namely AstraZeneca plc and BMS/ImClone Systems Inc., have already received regulatory approvals for and have begun marketing similar products in the United States, the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to Tarceva(TM).

     - Information from our competitors or the academic community indicating that current products or new products are more effective than Tarceva(TM) could, if and when it is generated, impede our market penetration or decrease our existing market share.

     - Physicians may be reluctant to switch from existing treatment methods, including traditional chemotherapy agents, to Tarceva(TM).

     - The price for Tarceva(TM), which will be set by Genentech in the United States after consultation with us and by Roche outside of the United States, as well as pricing decisions by our competitors, may have an effect on our Tarceva(TM)-derived revenues.

     - Our Tarceva(TM)-derived revenues may diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for Tarceva(TM).

IF GOVERNMENT AGENCIES DO NOT GRANT US OR OUR COLLABORATIVE PARTNERS REQUIRED APPROVALS FOR ANY OF OUR POTENTIAL PRODUCTS, INCLUDING TARCEVA(TM), IN A TIMELY MANNER OR AT ALL, WE OR OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO DISTRIBUTE OR SELL OUR PRODUCTS.

     All of our potential products must undergo extensive regulatory approval processes in the United States and other countries. These regulatory processes, which include pre-clinical testing and clinical trials of each compound to establish safety and efficacy, can take many years and require the expenditure of substantial resources. The FDA and the other regulatory agencies in additional markets which are material to us and our collaborative partners, including the European Agency for the Evaluation of Medicinal Products (EMEA) and the Japanese Ministry of Health, may delay or deny the approval of our potential products. None of our potential products have yet received governmental approval, and none may ever do so.

     A drug candidate cannot be marketed in the United States until it has been approved by the FDA. Once approved, the drug can only be marketed for the indications and claims approved by the FDA. The FDA also has the authority, when approving a product, to impose significant limitations on the product in the nature of warnings, precautions and contra-indications that could negatively affect the profitability of a drug. The ability to market and sell a drug product outside of the United States is also subject to stringent and, in some cases, equally complex regulatory processes that vary depending on the jurisdiction.

     We have completed our filing of an NDA for Tarceva(TM) in NSCLC with the FDA and Roche has completed the filing with the EMEA under the centralized process for registration in the EU. The FDA or a foreign regulatory authority may not approve our NDA for Tarceva(TM), or any other drug candidate that we develop, in a timely manner or at all. Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality. Any such delay could have a negative effect on our business. Once approved, drugs, as well as their manufacturers, are subject to continuing and ongoing review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their distribution, sale or use, or their withdrawal from the market. Furthermore, once a drug is approved, if we fail to comply with FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA, or the Office of the Inspector General of the U.S. Department of Health and Human Services, or state Attorneys General could bring an enforcement action against us that would inhibit our marketing capabilities as well as result in significant penalties.

WE ARE RESPONSIBLE FOR THE SUPPLY OF TARCEVA(TM) IN THE UNITED STATES. SINCE WE HAVE NO COMMERCIAL MANUFACTURING FACILITIES, WE ARE DEPENDENT ON TWO SUPPLIERS FOR THE ACTIVE PHARMACEUTICAL INGREDIENT (API) FOR TARCEVA(TM) AND A SINGLE SUPPLIER FOR THE TABLETING OF TARCEVA(TM) IN THE UNITED STATES.

     We are responsible for manufacturing and supplying Tarceva(TM) in the United States under the terms of a Manufacturing and Supply Agreement entered into with Genentech in 2004. We rely on two third-party suppliers to manufacture the API, erlotinib HC1, for Tarceva(TM). We also currently rely on a single manufacturer to formulate the Tarceva(TM) tablets. We are presently seeking another manufacturer to serve as an alternative provider of Tarceva(TM) tablets. If our relationships with any of these manufacturers terminate or if they are unable to meet their obligations, we will need to find other sources of supply. Such alternative sources of supply may be difficult to find on terms acceptable to us or in a timely manner, and, if found, would require FDA approval which could cause delays in the availability of erlotinib HC1 and ultimately Tarceva(TM) tablets, which, in turn, could negatively impact our Tarceva(TM)-derived revenues.

     Furthermore, the manufacturing of our products is, and will continue to be, subject to current good manufacturing practices regulations prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. If our manufacturers, including the current manufacturers of erlotinib HC1 and Tarceva(TM) tablets, do not comply with all applicable regulatory standards, they may not be permitted to manufacture Tarceva(TM) or any other product for commercial sale. If this occurs, we might not be able to identify another third-party manufacturer on terms acceptable to us or in a timely manner, or such other third-party manufacturer may not receive FDA approval in a timely manner or at all. Any of the foregoing could cause delays in the availability of our products, including erlotinib HC1 and/or Tarceva(TM) tablets, which would negatively impact our revenues. If we fail to meet our manufacturing obligations, our partner, Genentech, also has the right to take over supply of Tarceva(TM) in the United States.

IF WE DO NOT MAINTAIN OUR CO-DEVELOPMENT AND MARKETING ALLIANCE WITH GENENTECH AND ROCHE FOR TARCEVA(TM), THE MARKETING AND SALE OF TARCEVA(TM) MAY BE COMPROMISED OR DELAYED.

     Tarceva(TM) is being developed in an alliance under co-development and marketing agreements with Genentech and Roche. The development program is managed by us, Genentech and Roche under a global development committee. If Tarceva(TM) receives regulatory approval, Genentech will lead the marketing efforts in the United States and Roche will market the drug in the rest of the world. Recently, we signed an amendment to our collaboration agreement with Genentech to provide us with the right to co-promote Tarceva(TM) in the United States and signed a Manufacturing and Supply Agreement with Genentech that clarified our role in supplying Tarceva(TM) for the U.S. market.

     The OSI/Genentech collaboration agreement continues until the date on which neither we nor Genentech is entitled to receive a share of the operating profits or losses on any products resulting from the collaboration, that is, until the date that we and Genentech mutually agree to terminate the collaboration or until either party exercises its early termination rights as described as follows. The OSI/ Genentech collaboration agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. Since January 8, 2003, Genentech has had the right to terminate the OSI/Genentech collaboration agreement with six months' prior written notice. The provisions of the amendment allowing us to co-promote are also subject to termination by Genentech upon a material breach of the amendment by us which remains uncured or upon a pattern of nonmaterial breaches which remains uncured.

     The OSI/Roche agreement continues until the date on which we are no longer entitled to receive a royalty on products resulting from the development of Tarceva(TM), that is, until the date of expiration or revocation or complete rejection of the last to expire patent covering Tarceva(TM) or, in countries where there is no valid patent covering Tarceva(TM), on the tenth anniversary of the first commercial sale of Tarceva(TM) in that country. The OSI/Roche agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, since July 31, 2003, Roche has had the right to terminate the agreement on a country-by-country basis with six months' prior written notice. Since July 31, 2003, we also have had the right to terminate the agreement on a country-by-country basis if Roche has not launched or marketed a product in such country under certain circumstances.

     If we do not maintain a successful collaborative partnership with Genentech and Roche for the co-development and commercialization of Tarceva(TM), we may be forced to focus our efforts internally to commercialize Tarceva(TM). This would require greater financial resources and would result in us incurring greater expenses and may cause a delay in launch and market penetration while we continue to build our own commercial operation or seek alternative collaborative partners.

IF ANY OF OUR CURRENT OR FUTURE MARKETED PRODUCTS, INCLUDING NOVANTRONE(R) AND GELCLAIR(R), WERE TO BECOME THE SUBJECT OF PROBLEMS RELATED TO THEIR EFFICACY, SAFETY, OR OTHERWISE, OR IF NEW, MORE EFFECTIVE TREATMENTS WERE TO BE INTRODUCED, OUR REVENUES FROM SUCH MARKETED PRODUCTS COULD DECREASE.

     We currently market two products, Novantrone(R) and Gelclair(R). If these or any of our future marketed products become the subject of problems, including those related to, among others:

     - efficacy or safety concerns with the products, even if not justified;

     - unexpected side-effects;

     - regulatory proceedings subjecting the products to potential recall;

     - publicity affecting doctor prescription or patient use of the product;

     - pressure from competitive products; or

     - introduction of more effective treatments;

our revenues from such marketed products could decrease. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of a product such as Novantrone(R), our revenues would significantly decline.

IF WE DO NOT RECEIVE ADEQUATE THIRD-PARTY REIMBURSEMENT FOR THE SALES OF OUR PRODUCTS, WE MAY NOT BE ABLE TO SELL SUCH PRODUCTS ON A PROFITABLE BASIS.

     Sales of our products will depend, in part, upon the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

THE MEDICARE PRESCRIPTION DRUG IMPROVEMENT AND MODERNIZATION ACT OF 2003 MATERIALLY CHANGES THE MEDICARE REIMBURSEMENT GUIDELINES FOR INTRAVENOUS AND ORAL ONCOLOGY PRODUCTS. SUCH CHANGES MAY NEGATIVELY IMPACT OUR REVENUES FOR NOVANTRONE(R).

     After a Congressional debate regarding the formula by which Medicare reimbursement for intravenous oncology products is rendered to oncologists, the levels of reimbursement to oncologists for intravenous oncology products like Novantrone(R) were lowered, effective January 2004. Under the new Medicare Prescription Drug Improvement and Modernization Act of 2003, Medicare benefits will be primarily provided through private entities that will attempt to negotiate price concessions from pharmaceutical manufacturers, which may increase pressure to lower prescription drug prices. The Act also includes other cost containment measures for Medicare in the event Medicare cost increases exceed a certain level, which may also impose limitations on prescription drug prices. These changes in Medicare reimbursement could have a negative impact on our revenues derived from sales of Novantrone(R).

IF SERONO S.A. OR HELSINN HEALTHCARE, S.A. DO NOT FULFILL THEIR OBLIGATIONS OF MANUFACTURING AND SUPPLYING NOVANTRONE(R) AND GELCLAIR(R), RESPECTIVELY, WE MAY NOT BE ABLE TO CONTINUE THE MARKETING AND DISTRIBUTION OF THESE PRODUCTS WHICH COULD CAUSE OUR REVENUES TO DECREASE.

     Serono and Helsinn are responsible for the manufacture and supply of Novantrone(R) and Gelclair(R), respectively. Under our agreements with Serono and Helsinn, we do not have the obligation nor the right to manufacture Novantrone(R) or Gelclair(R). These obligations and rights are held solely by Serono and Helsinn. If either of the parties is delayed in or restricted from supplying the product, we would be directly affected in that any such delays or restrictions would impede us from selling the products. Without the sales of Novantrone(R) and Gelclair(R), our revenues would decrease.

ONE ASPECT OF OUR BUSINESS STRATEGY DEPENDS ON OUR ABILITY TO IDENTIFY AND ACQUIRE PRODUCT CANDIDATES AND MARKETED PRODUCTS, WHICH IF NOT MET, MAY PREVENT US FROM ACHIEVING EXPECTED FUTURE PERFORMANCE.

     As part of our business strategy, we plan to identify and acquire product candidates and approved products for markets that we can reach through our commercial operations. We may not be able to acquire rights to additional products or product candidates on acceptable terms, if at all. If we fail to obtain, develop and successfully commercialize such additional product candidates and approved products, we may not achieve expectations of our future performance.

ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT AND IN CLINICAL TRIALS, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE COMMERCIAL MARKET FOR A NUMBER OF REASONS.

     Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. It is possible that our potential oncology products and diabetes and obesity products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured on a commercial scale basis and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We have a number of product candidates in various stages of development and do not expect them to be commercially available for a number of years, if at all. Our candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partners will be able to market them.

IF OUR COMPETITORS SUCCEED IN DEVELOPING PRODUCTS AND TECHNOLOGIES THAT ARE MORE EFFECTIVE THAN OUR OWN, OR IF SCIENTIFIC DEVELOPMENTS CHANGE OUR UNDERSTANDING OF THE POTENTIAL SCOPE AND UTILITY OF OUR PRODUCTS, THEN OUR PRODUCTS AND TECHNOLOGIES MAY BE RENDERED LESS COMPETITIVE.

     We face significant competition from industry participants that are pursuing similar products and technologies that we are pursuing and are developing pharmaceutical products that are competitive with our products and potential products. Some of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like Tarceva(TM) may limit the drug's market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

OUR RELIANCE ON THIRD PARTIES, SUCH AS CLINICAL RESEARCH ORGANIZATIONS (CROS), MAY RESULT IN DELAYS IN COMPLETING, OR A FAILURE TO COMPLETE, CLINICAL TRIALS IF THEY FAIL TO PERFORM UNDER OUR AGREEMENTS WITH THEM.

     In the course of product development, we engage CROs to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. For example, we collaborate with the National Cancer Institute of Canada's Clinical Trial Group based at Queens University, Ontario, in connection with our Tarceva(TM) Phase III trials. Because we have engaged and intend to continue to engage CROs to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the CROs fail to perform their obligations under our agreements with them or fail to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of one or more drug candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS EXPOSES US TO LIABILITY CLAIMS.

     The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. While we currently maintain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.

IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM THIRD PARTIES, OUR REVENUES AND ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

     The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, on commercially reasonable terms is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses, which would reduce the revenues and royalties we may receive on commercialized products.

IF WE CANNOT SUCCESSFULLY PROTECT, EXPLOIT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY LIMITED.

     We hold numerous U.S. and foreign patents and have many pending applications for additional patents. We intend to continue to seek patent protection for or maintain as trade secrets all of the commercially promising product candidates that we have discovered, developed or acquired. Our success depends, in part, on our ability and our collaborative partners' ability to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizeable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished. The process of obtaining patents can be time-consuming and expensive with no certainty of success. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were first to develop the technology or that we were the first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent issues, and publications in the scientific or patent literature lag behind actual discoveries. If our pending patent applications are not approved for any reason or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary rights will remain uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our issued patents.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.

     Our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, to administrative proceedings in foreign patent offices or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology that may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED, WHICH COULD ADVERSELY IMPACT OUR GROWTH.

     Changes in our operating plans, increased expenses or other events described in this "Risk Factors" section may require us to seek additional debt or equity financing. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth, financial condition and results of operations. Additional financing would most likely be dilutive to the holders of our common stock, and debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate our business.

WE HAVE OUTSTANDING OPTIONS, CONVERTIBLE DEBT, CONTINGENT VALUE RIGHTS AND WARRANTS, THE EXERCISE, CONVERSION OR EXCHANGE OF WHICH COULD DILUTE STOCKHOLDER VALUE AND CAUSE OUR STOCK PRICE TO DECLINE.

     We grant stock options to our employees and other individuals as part of our overall compensation plan which, upon vesting, are exercisable for common stock. In addition, we have issued convertible debt which may be converted into common stock as well as contingent value rights which, upon the occurrence of certain events, may be exchanged for common stock. We are not able to estimate when, if ever, the stock options or convertible debt will be exercised or converted into common stock or when, if ever, shares will be issued in connection with the contingent value rights, but any such conversion or issuance would almost certainly dilute stockholder value.

     Further, if some or all of such shares are registered and sold into the public market over a short time period, the price of our stock is likely to decline, as the market may not be able to absorb those shares at the prevailing market prices.

OUR OUTSTANDING INDEBTEDNESS INCREASED SUBSTANTIALLY WITH THE ISSUANCE OF CONVERTIBLE SENIOR SUBORDINATED NOTES IN SEPTEMBER 2003, AND WE MAY NOT BE ABLE TO MAKE THE REQUIRED PAYMENTS ON THESE NOTES WHEN DUE AND THEREFORE MAY FACE LIQUIDITY PROBLEMS.

     As a result of the issuance of our 2023 Notes, our long-term debt represented by these notes was $150.0 million as of August 31, 2004. Our 2023 Notes significantly increased our interest expense and related debt service costs. Interest on these notes accrues at the rate of 3.25% per annum. This amounts to interest payments of $2.4 million due and payable on the 2023 Notes semi-annually on March 8 and September 8 of each year on the outstanding amount of the notes. Cumulative interest payments of $95.1 million are scheduled to be paid between September 8, 2004 and September 8, 2023 on the 2023 Notes.

     This long-term debt may:

     - make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; and

     - make us more vulnerable in the event of a downturn in our business.

     We currently are not generating sufficient cash flow to satisfy the annual debt service payments on the notes. If we are unable to satisfy our debt service requirements, we will default on our 2023 Notes, and we would face liquidity problems as a result.

IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN OUR STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR STOCK WHEN DESIRED OR AT DESIRABLE PRICES.

     When the stock prices of companies in the Nasdaq Biotechnology Index fall, our stock price will most likely fall as well. The stock price of biotechnology and pharmaceutical companies, including our stock price, has been volatile and may remain volatile for the foreseeable future. From October 1, 2001 through September 30, 2002, the range of our stock price was between $50.94 and $11.50, and the range of the Nasdaq Biotechnology Index was between 978.42 and 397.36. From October 1, 2002 through September 30, 2003, the range of our stock price was between $38.34 and $12.84, and the range of the Nasdaq Biotechnology Index was between 801.40 and 442.09. From October 1, 2003 through September 22, 2004, the range of our stock price was between $98.70 and $24.47, and the range of the Nasdaq Biotechnology Index was between 851.44 and 622.01. The following factors, among others, some of which are beyond our control, may also cause our stock price to decline:

     - fluctuations in operating results;

     - announcements of technological innovations or new therapeutic products by others;

     - negative or neutral clinical trial results;

     - developments concerning strategic alliance agreements;

     - unanticipated clinical efficacy or safety results from our competitors' products;

     - changes in government regulation, including pricing controls;

     - delays with the FDA in the approval process for Tarceva(TM) and other clinical candidates;

     - developments in patent or other proprietary rights;

     - public concern as to the safety of our products;

     - future sales of substantial amounts of our common stock by existing stockholders; and

     - comments by securities analysts and general market conditions.

     In addition, historically, our stock price has been affected by technological, clinical and regulatory developments in the HER1/EGFR field, including developments with respect to the products of our main competitors in the field. It is possible that future developments concerning our competitors' products as well as further research and clinical results of targeted therapies in general and the HER1/EGFR field in particular could have an impact on our stock price due to Tarceva(TM)'s classification as a targeted therapy in the HER1/EGFR field.

     If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices. Further, you may not be able to resell your shares at or above the public offering price.

OUR GOVERNANCE DOCUMENTS AND STATE LAW PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE A THIRD PARTY FROM SEEKING TO ACQUIRE US AND MAY IMPEDE THE ABILITY OF STOCKHOLDERS TO REMOVE AND REPLACE OUR BOARD OF DIRECTORS AND, THEREFORE, OUR MANAGEMENT.

     We have had a shareholder rights plan, commonly referred to as a "poison pill," since January 1999. The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our board of directors. Under the plan, the acquisition of 17.5% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right by our stockholders to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a bargain purchase price, thus significantly increasing the acquisition cost to a potential acquiror. The shareholder rights plan may have the effect of dissuading a potential hostile acquiror from making an offer for our common stock at a price that represents a premium to the then current trading price. Our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices. For example,

     - no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;

     - special meetings of stockholders may be called only by our board of directors;

     - nominations by stockholders of candidates for election to the board of directors at our annual meeting of stockholders must be made at least 45 days prior to the date on which we first mailed our proxy materials for the prior year's annual meeting of stockholders; and

     - our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.

     Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from acquiring control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

                           RISKS RELATED TO THE NOTES

THE NOTES ARE SUBORDINATED TO ANY EXISTING AND FUTURE SENIOR INDEBTEDNESS AND RANK BELOW OUR SECURED DEBT AND THE LIABILITIES OF OUR SUBSIDIARIES.

     The notes are contractually subordinated in right of payment to our existing and future Senior Indebtedness (defined herein). This means that the payment of the principal and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness. The notes are and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. However, payment from the money or the proceeds from the U.S. government securities pledged to the trustee as security for the exclusive benefit of the holders of the notes, as described under "Description of the Notes -- Security" or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "Description of the Notes -- Satisfaction and Discharge," is not subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this prospectus. We had approximately $11,500 of Senior Indebtedness and $150.0 million of senior subordinated indebtedness outstanding (including the notes registered herein), and our subsidiaries had no indebtedness outstanding, as of July 31, 2004.

     The indenture does not limit the creation of additional indebtedness. Any significant additional indebtedness incurred may adversely affect our ability to service our debt, including the notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. As a result of these payments, our general creditors may recover more, ratably, than the holders of the notes. In addition, the holders of our Senior Indebtedness may restrict or prohibit us from making payments on the notes.

OUR OUTSTANDING INDEBTEDNESS INCREASED SUBSTANTIALLY WITH THE ISSUANCE OF CONVERTIBLE SENIOR SUBORDINATED NOTES IN SEPTEMBER 2003, AND WE MAY NOT BE ABLE TO MAKE THE REQUIRED PAYMENTS ON THESE NOTES WHEN DUE.

     As a result of the issuance of our 3.25% Convertible Senior Subordinated Notes due 2023 in September 2003, our long-term debt represented by these notes was $150.0 million as of July 31, 2004. Our Convertible Senior Subordinated Notes due 2023 significantly increased our interest expense and related debt service costs. Interest on these notes accrues at the rate of 3.25% per annum. This amounts to interest payments of $2.4 million due and payable on the 2003 notes semi-annually on March 8 and September 8 of each year on the outstanding amount of the notes. Cumulative interest payments of $95.1 million between September 8, 2004 and September 8, 2023 on the 2023 notes. This long-term debt may:

     - make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; and

     - make us more vulnerable in the event of a down turn in our business.

     We currently are not generating sufficient cash flow to satisfy the annual debt service payments on the notes. This may require us to use a portion of the proceeds from the sale of the notes to pay interest or borrow additional funds or sell additional equity to meet our debt service obligations after the first three years when the payment of interest on the notes is no longer secured. If we are unable to satisfy our debt service requirements, we will default on our 2003 notes, and we would face liquidity problems as a result.

OUR ABILITY TO REPAY THE NOTES DEPENDS ON OUR CONTINUED FINANCIAL SUCCESS, WHICH MAY BE ADVERSELY AFFECTED BY EXTERNAL FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     At maturity, the entire outstanding principal amount of the notes offered hereby will become due and payable by us. In addition, holders of the notes will have the right to require us to purchase all or a portion of their notes on September 8, 2008, September 8, 2013 and September 8, 2018, or if a "change in control" (as defined in the indenture) occurs.

     Because the notes are debt obligations only of OSI, payments of principal and interest on the notes largely depend on the financial success of OSI. Our financial success in turn depends on a variety of factors, some of which are beyond our control, including:

     - the success of our research and development and clinical trials;

     - obtaining regulatory approvals for our oncology products, including Tarceva(TM);

     - our ability to market, commercialize and generate revenues from our products;

     - the success of products developed by our competitors;

     - our reliance on third parties, such as clinical distributors, manufacturers, clinical research organizations, contract sales organizations and collaborative partners;

     - our ability to protect our intellectual property rights and enforce our patents; and

     - our ability to obtain adequate funding for our research and development efforts.

     We may not have sufficient financial resources at such time or be able to arrange for additional financing to pay the principal amount at maturity, purchase price or change in control purchase price on the notes when due.

     Further, our ability to purchase the notes in any such event may be limited by law, the indenture, by the terms of other agreements relating to our Senior Indebtedness as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We also may be required to refinance our Senior Indebtedness in order to make such payments.

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     The notes are a new issue of securities for which there is currently no trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Further, you may not be able to sell your notes easily or at prices that provide you with a yield comparable to similar investments that have a developed secondary market. Whether or not the notes will trade at lower prices depends on many factors, including:

     - prevailing interest rates and the markets for similar securities;

     - the market price of our common stock;

     - general economic conditions; and

     - our financial condition, financial performance and future prospects.

     The market price of the notes is expected to be affected significantly by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any nonconvertible debt securities that we issue.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the fiscal years indicated are stated below. For purposes of computing the ratios, earnings represent income
(loss) from continuing operations before fixed charges and taxes, and fixed charges represent gross interest expense and a portion of rental expense, which is deemed to be representative of the interest factor.

FISCAL YEAR                                                   RATIO   DEFICIENCY(2)
-----------                                                   -----   -------------
2003........................................................   (1)    $181,357,335
2002........................................................   (1)    $218,479,106
2001........................................................   (1)    $ 20,886,979
2000........................................................   (1)    $ 15,999,749
1999........................................................   (1)    $  9,598,437

---------------

(1) For the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999 and nine months ended June 30, 2004, earnings were insufficient to cover fixed charges of $10.0 million, $7.9 million, $745,678, $688,935, $535,370 and
    $15.7 million, respectively. For this reason, no ratios are provided.

(2) The deficiency for the nine months ended June 30, 2004 was $137,182,413.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholders of the notes or shares of common stock offered under this prospectus.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not anticipate paying any dividends in the foreseeable future.

                            DESCRIPTION OF THE NOTES

     We issued $150,000,000 aggregate principle amount of notes in a private placement in September 2003. The notes were issued under an indenture between us and The Bank of New York, as trustee, dated September 8, 2003. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers. As used in this description, the words "we," "us," "our" or "OSI" do not include any current or future subsidiary of OSI Pharmaceuticals, Inc.

     The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement, which we urge you to read because they define your rights as a note holder.

GENERAL

     The notes represent general unsecured (except to the extent described under "-- Security") obligations of OSI and rank junior in right of payment to all of our existing and future senior debt. This means that the payment of the principal, premium, if any, and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness (as defined below). The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. However, payment from the money or the proceeds from the U.S. government securities pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes, as described under "-- Security," or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "-- Satisfaction and Discharge," are not subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this prospectus. The notes rank equally with all of our existing and future senior subordinated indebtedness. We had approximately $11,500 of Senior Indebtedness and $150.0 million of senior subordinated indebtedness outstanding (representing the notes registered herein), and our subsidiaries had no indebtedness outstanding, as of July 31, 2004. See "-- Subordination."

     The notes are convertible into shares of our common stock as described under "-- Conversion Rights." The notes are limited to $150,000,000 aggregate principal amount and mature on September 8, 2023.

     The notes bear interest from September 8, 2003 at the rate of 3 1/4% per year. Interest is payable semi-annually on March 8 and September 8 of each year to holders of record at the close of business on the immediately preceding February 24 and August 24, respectively, beginning March 8, 2004.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of additional Senior Indebtedness or any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of OSI except to the extent described under "-- Purchase at the Option of the Holder Upon a Change in Control" below.

SAME-DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

EXCHANGE OF GLOBAL SECURITIES

     Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     - a default under the indenture occurs and is continuing.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SECURITY

     In September 2003, we purchased and pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), $14.2 million of U.S. government securities. These securities when held by the trustee in accordance with the terms of the pledge agreement that we entered into with the trustee, will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the notes when due.

     The U.S. government securities were pledged by us to the trustee for the exclusive, ratable benefit of the holders of the notes and are being held by the trustee in a pledge account. On the due date of each of the first six scheduled interest payments on the notes, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. We may also make additional payments to the trustee to ensure that sufficient funds are available to pay interest then due on the notes, if necessary.

     The pledged U.S. government securities and the pledge account also secure, to the extent available, the repayment of the principal amount on the notes. If prior to September 8, 2006:

     - an Event of Default under the notes or the indenture occurs and is continuing; and

     - the trustee or the holders of 25% in aggregate principal amount of the notes accelerate payment on the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), or an Event of Default relating to our bankruptcy, insolvency or reorganization occurs, upon which payment on the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

      - first, to any accrued and unpaid interest on the notes; and

      - the remainder, to the extent available, to the repayment of a portion of the principal amount of the notes.

     If any Event of Default is not cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will be able to accelerate the notes as a result of that Event of Default.

     For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

     - an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

     - the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

     In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

     Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities and cash, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

CONVERSION RIGHTS

     The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into shares of our common stock, initially at the conversion price of $50.02 per share, subject to adjustment as described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made to the conversion price of any notes for interest accrued thereon.

     On conversion of a note, a holder will not receive any cash payment representing accrued and unpaid interest, if any, on the notes. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the notes, and to satisfy our obligation to pay accrued and unpaid interest, if any, on the notes attributable to the period from the most recent interest payment date through the conversion date. As a result, accrued and unpaid interest, if any, on the notes through the conversion date is deemed paid in full rather than cancelled, extinguished or forfeited.

     If a note is converted between a record date for the payment of interest and prior to the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the accrued and unpaid interest, if any, payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any payment if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a purchase date following a change in control that is after a record date for an interest payment but on or prior to the corresponding interest payment date or (3) any overdue interest exists at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under these circumstances, holders of notes who choose to convert their notes between a record date for the payment of interest and prior to the next succeeding interest payment date will not be required to pay us, at the time such holders surrender their notes for conversion, the amount of interest they will receive on the interest payment date.

     We are not required to issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay a cash adjustment based upon the sale price of our common stock on the last business day before the date of the conversion.

     The sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported on the Nasdaq National Market or otherwise as provided in the indenture.

     In the case of notes called for redemption, conversion rights will expire at the close of business on the date fixed for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     The holders of the notes may exercise their conversion rights by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required relating to interest on the note to be converted to which the holder is not entitled, as described above, and any taxes or duties, as described in this prospectus. The conversion date will be the date on which the note, the notice of conversion and any required funds have been so delivered and received by the trustee. The notes will be deemed converted immediately prior to the close of business on the conversion date. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notice of stockholder meetings, until the conversion is effective.

     Holders delivering their notes for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than that of the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties payable by the holder, if any, have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

     As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering their notes for conversion, see "Certain United States Federal Income Tax Considerations."

CONVERSION RATE ADJUSTMENTS

     The initial conversion price will be subject to adjustment upon the occurrence of:

     - the payment of dividends or distributions on shares of our common stock payable exclusively in shares of our common stock or other capital stock;

     - cash dividends or distributions to all or substantially all holders of our common stock;

     - subdivisions, combinations or certain reclassifications of our common stock;

     - distributions to all holders of common stock of certain rights or warrants entitling them to purchase common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, which rights or warrants are exercisable for not more than 60 days from the date of distribution, at less than the market price on the record date for the determination of stockholders entitled to receive the rights or warrants; and

     - distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities if these distributions, aggregated on a rolling twelve-month basis, have a per share value exceeding 15% of the market price of our common stock as of the trading day immediately preceding the declaration of the distribution. In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of stockholders entitled to receive such distribution, or (b) the market price of our common stock exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holders will be entitled to receive, upon conversion of their notes, in addition to the shares of our common stock issuable upon conversion of their notes, the kind and amount of assets, debt securities, rights or warrants compromising the distribution that the holder would have received if the holder had converted the holder's notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     If we distribute cash in accordance with the second bullet point above, then the conversion rate will be adjusted so that it equals the rate determined by multiplying the conversion rate in effect on the record date of the cash distribution by a fraction, the numerator of which is the market price of a share of our common stock on the record date relating to the distribution and the denominator of which is the same price per share on the record date less the amount of the distribution per share.

     The "market price" of our common stock means the average of the per share closing sale prices of our common stock for the 20 consecutive trading days immediately prior to the date of determination, subject to certain adjustments as described in the indenture.

     We will not adjust the conversion rate, however, if holders of the notes are to participate in the transaction without conversion, or in certain other cases.

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. However, any adjustment that would otherwise be required to be made but for the fact that such 1% threshold has not been met shall be carried forward and taken into account for the purposes of any subsequent adjustments. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     Notwithstanding anything in this prospectus to the contrary, no adjustment to the conversion rate will be made in respect of any payment, distribution or other transaction referred to above if we make proper provision so that each holder who thereafter converts notes is entitled to receive, upon that conversion, the same amount and kind of assets or other property that the holder would have received if the holder had converted notes into common stock at the relevant time.

     The conversion rate will not be adjusted:

     - for the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities or the investment of additional optional amounts in shares of our common stock under any plan;

     - for the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any of our or our subsidiaries' present or future employee, director or consultant benefit plan or program;

     - for the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were originally issued;

     - for or with respect to any purchase of shares of our common stock, including, without limitation, purchases with the proceeds of this offering;

     - in connection with the exercise of shareholder rights by holders thereof and for the issuance of securities as a consequence thereof;

     - for any detachment of shareholder rights from the shares of our common stock such that they become separately tradable;

     - for a change in the par value of our common stock; or

     - for the payment of accrued and unpaid interest, if any, or liquidated damages, if any.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case, based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which the "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

     In the case of:

     - any reclassification of or change in our common stock (other than changes resulting from a subdivision or combination); or

     - a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing. If such transaction also constitutes a "change in control," as defined below, holders may require us to purchase all or a portion of their notes as described under "-- Purchase at the Option of the Holder Upon a Change in Control."

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

OPTIONAL REDEMPTION BY OSI

     At any time on or after September 8, 2008, we may redeem for cash some or all of the notes on at least 30 days but not more than 60 days notice, at a price equal to $1,000 per $1,000 principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record as of the relevant record date, and the redemption price will not include such interest payment.

     The optional redemption date will be the date specified in our optional redemption notice as such date that the notes will be redeemed. If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

PURCHASE OF THE NOTES BY OSI AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase their notes on September 8, 2008, September 8, 2013 and September 8, 2018 (each, a "purchase date"), at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the purchase date, subject to the proper delivery of a written purchase notice that has not been withdrawn and certain additional conditions. The purchase price is payable in cash or, at our option, subject to certain conditions, in shares of our common stock. If we elect to pay the purchase price in shares of our common stock, the number of shares of common stock deliverable by us will be equal to the purchase price divided by the market value per share of our common stock. We will pay cash on the market value of all fractional shares of common stock in the event we elect to deliver common stock in payment of the purchase price. However, we may not pay any purchase price in shares of our common stock unless we satisfy certain conditions prior to the purchase date, as set forth in the indenture relating to the notes.

     The "market value" of our common stock with respect to any purchase date shall be 95% of the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the relevant purchase date. We will appropriately adjust the market value to take into account the occurrence during the period commencing the first of such trading days and ending on the purchase date of certain events that would result in a conversion rate adjustment with respect to the common stock.

     Because the market value of the common stock is determined prior to the purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market value is determined to the relevant purchase date. We may pay the purchase price in common stock only if the information necessary to calculate the market value of our common stock is published in a daily newspaper of national circulation. Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount of notes in accordance with the foregoing provisions, we will publish such information on our web site.

     In addition to the above conditions, our right to purchase notes with common stock on any purchase date is subject to our satisfying various conditions, including:

     - listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq National Market;

     - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     - obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the relevant purchase date, we will pay the purchase price of the notes to the holder entirely in cash.

     Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - the amount of the purchase price in respect of the relevant purchase date;

     - whether we will elect to pay the purchase price of the notes in cash or common stock and the method of calculating the number of shares of common stock deliverable as payment for the purchase price; and

     - the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     - the certificate numbers of the holder's notes to be delivered for purchase;

     - the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to the payment of the purchase price in shares of our common stock is not satisfied prior to the close of business on the relevant purchase date, as described below, whether the holder elects:

         (1) to withdraw its purchase notice with respect to some or all of the notes to which it relates; or

         (2) to receive cash in respect of the entire purchase price for all notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

     The notice of withdrawal shall state:

     - the principal amount of notes being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount, if any, of the notes that remain subject to the purchase notice.

     In connection with any purchase offer, we will, to the extent applicable at that time:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     If your notes are not held in certificated form, your purchase notice must comply with the appropriate DTC procedures.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

PURCHASE AT THE OPTION OF THE HOLDER UPON A CHANGE IN CONTROL

     In the event of a change in control, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any portion of the holder's notes. However, the principal amount of notes submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

     We will be required to purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a change in control purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the change in control purchase date.

     The change in control purchase price is payable in cash or, at our option, subject to certain conditions, in shares of our common stock. If we elect to pay the change in control purchase price in shares of our common stock, the number of shares of common stock deliverable by us will be equal to the change in control purchase price divided by the market value per share of common stock. We will pay cash on the market value of all fractional shares of common stock in the event we elect to deliver common stock in payment of the change in control purchase price. However, we may not pay any change in control price in shares of our common stock unless we satisfy certain conditions prior to the change in control purchase date, as set forth in the indenture relating to the notes.

     The "market value" of our common stock with respect to any purchase of notes following a change in control shall be 95% of the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the change in control purchase date. We will appropriately adjust the market value to take into account the occurrence during the period commencing the first of such trading days and ending on the change in control purchase date of certain events that would result in a conversion rate adjustment with respect to the common stock.

     Because the market value of the common stock is determined prior to the change in control purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market value is determined to the change in control purchase date. We may pay the change in control purchase price or any portion of the change in control purchase price in common stock only if the information necessary to calculate the market value of our common stock is published in a daily newspaper of national circulation. Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount of notes in accordance with the foregoing provisions, we will publish such information on our web site.

     In addition to the above conditions, our right to pay the change in control purchase price with common stock is subject to our satisfying various conditions, including:

     - listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq National Market;

     - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     - obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the change in control purchase date, we will pay the change in control price of the notes to the holder entirely in cash.

     Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

     - the events causing a change in control;

     - the date of such change in control;

     - the last date on which the purchase right may be exercised;

     - the change in control purchase price;

     - the change in control purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate then in effect and any adjustments to the conversion rate resulting from such change in control;

     - that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

     - the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required change in control purchase notice shall state:

     - the certificate numbers of the notes to be delivered by the holder;

     - the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     - that we are to purchase such notes pursuant to the applicable provisions of the notes.

     Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

     The notice of withdrawal shall state:

     - the principal amount of notes being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

     If your notes are not held in certificated form, your change in control purchase notice must comply with the appropriate DTC procedures.

     Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

     If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, interest on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

     Under the indenture, a "change in control" of OSI will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     - the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

         (1) any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

         (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

     - during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

     - we are liquidated or dissolved or our stockholders pass a resolution approving a plan of liquidation or dissolution.

     The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the purchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to purchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an Event of Default under, or be prohibited or limited by, the terms of our existing or future senior debt. As a result, any purchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until all of our senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the change in control purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. Any failure by us to purchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our existing or future senior debt. See "-- Subordination" below.

SINKING FUND

     No sinking fund is provided for the notes.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the notes (other than payments derived from the U.S. government securities pledged by us to the trustee for the exclusive benefit of the holders of the notes (hereinafter referred to as "Permitted Payments")) will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined below), whether outstanding on the date of the indenture or thereafter incurred. The notes will also be effectively subordinated to all existing and future indebtedness of our subsidiaries. Any right that we have to receive assets of our existing subsidiaries or any future subsidiaries in the event of any liquidation or reorganization of any of such subsidiaries (and the consequent right of the holders of the notes to participate in the assets of such subsidiaries), will be effectively subordinated to the claims of such subsidiaries' creditors, except to the extent that we are ourselves recognized as a creditor of such subsidiaries, in which case, our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of July 31, 2004, our subsidiaries had no indebtedness outstanding.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to OSI or to its assets, or any liquidation, dissolution or other winding-up of OSI, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of OSI (except in connection with the consolidation or merger of OSI or its liquidation or dissolution following the conveyance, transfer or lease of all or substantially all of its properties and assets upon the terms and conditions described under "-- Mergers and Sales of Assets" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than Permitted Payments and other than any payment or distribution in the form of equity securities or subordinated securities of OSI or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of OSI of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

     No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Payments and Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Payments and Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default, pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default"), and receipt by the trustee of written notice thereof from OSI or the representative of holders of the Designated Senior Indebtedness or the trustee for any such holder.

     The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from OSI or the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists, or the trustee for any such holder, and shall end on the earliest of:

     - 179 days thereafter (provided that any Designated Senior Indebtedness as to which such written notice was given shall not theretofore have been accelerated);

     - the date on which such Non-Payment Default is cured, waived or ceases to exist; the date on which such Designated Senior Indebtedness is discharged or paid in full; or

     - the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or OSI from the trustee or such other representative initiating such Payment Blockage Period, after which OSI will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, if any payment or distribution shall be received by the trustee or any holder of the notes that is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application toward our Senior Indebtedness. Until all of our Senior Indebtedness is paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of Senior Indebtedness to receive distributions.

     Failure by OSI to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default (as defined below) and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of OSI, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

     "Designated Senior Indebtedness" means any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of OSI.

     "indebtedness" means, with respect to any person, without duplication:

     - all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

     - all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

     - indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

     - all capitalized lease obligations of such person;

     - all obligations of such person under or in respect of interest rate agreements or currency agreements;

     - all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

     - all guarantees by such person of indebtedness referred to in this definition of any other person;

     - all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

     - the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States of America.

     "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

     "Senior Indebtedness" or "senior debt" means:

     - all indebtedness of OSI, now or hereafter existing, under or in respect of the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against OSI under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the indenture or thereafter created, incurred or assumed; and

     - the principal of, premium, if any, and interest on all other indebtedness of OSI (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.

     Notwithstanding the foregoing, "Senior Indebtedness" and "senior debt" shall not include:

     - indebtedness evidenced by the notes offered hereby;

     - indebtedness of OSI that is expressly subordinated in right of payment to Senior Indebtedness of OSI;

     - indebtedness or other obligations of OSI that by its terms ranks equal or junior in right of payment to the notes;

     - indebtedness of OSI that by operation of law is subordinate to any general unsecured obligations of OSI;

     - any liability for federal, state or local taxes or other taxes, owed or owing by OSI;

     - accounts payable or other liabilities owed or owing by OSI to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

     - amounts owed by OSI for compensation to employees or for services rendered to OSI;

     - indebtedness of OSI to any subsidiary or any other affiliate of OSI or any of such affiliate's subsidiaries;

     - capital stock of OSI;

     - indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; or

     - indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to OSI.

EVENTS OF DEFAULT

     Each of the following constitutes an "Event of Default" under the indenture:

     (1) our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a purchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes within three business days of the applicable interest payment dates will constitute an Event of Default with no additional grace or cure period;

     (3) our failure to deliver shares of common stock, together with cash in lieu of fractional shares, when such common stock or cash in lieu of fractional shares is required to be delivered upon conversion of a note, purchase of a note upon exercise by holders of their right to require us to purchase their notes, or following a change in control;

     (4) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     (5) (A) one or more defaults in the payment of principal of any of our indebtedness aggregating $5 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a thirty day period after the date of such default, or (B) any of our indebtedness aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or purchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a thirty-day period after the date of such acceleration;

     (6) certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

     (7) our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and

     (8) the agreement made by us in favor of the trustee governing the disbursements of funds from the pledge account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on any of the notes when due or in the payment of any redemption or purchase obligation.

     If an Event of Default specified in clause (6) or clause (7) above occurs and is continuing, then, automatically, the principal of all the notes and the interest thereon shall become immediately due and payable. If an Event of Default shall occur and be continuing, other than with respect to clause (6) or clause (7) above (such default not having been cured or waived as provided under "-- Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

CERTAIN COVENANTS

     The indenture provides that we will not, and will not permit our subsidiaries or other business units to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding (other than if required by law), any indebtedness that is subordinate or junior in right of payment to Senior Indebtedness unless such indebtedness ranks equal or junior in right of payment to the notes.

MERGERS AND SALES OF ASSETS

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     - the surviving corporation assumes all our obligations under the indenture and the notes;

     - at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and

     - certain other conditions are met.

MODIFICATIONS AND WAIVER

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     - adding to our covenants for the benefit of the holders of notes;

     - surrendering any right or power conferred upon us;

     - providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     - providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     - reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     - making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

     - curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

     - adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect; or

     - to evidence and provide for the appointment of a successor trustee.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

     However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected thereby:

     - change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

     - reduce the principal amount of or interest on (including any payment of liquidated damages) any note;

     - change the currency of payment of such note or interest thereon;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     - modify our obligations to maintain an office or agency in New York City;

     - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the holders' purchase option, the purchase option of holders upon a change in control or the conversion rights of holders of the notes;

     - modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

     - reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     - all outstanding notes have become due and payable or will become due and payable at their scheduled maturity within one year; or

     - all outstanding notes are scheduled for redemption within one year; and

     - in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

CALCULATIONS IN RESPECT OF NOTES

     We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York also is the registrar, paying agent and conversion agent with respect to our 4% Convertible Senior Subordinated Notes due 2009. The trustee or its affiliates may from time to time provide other services to us in the ordinary course of their businesses. The Bank of New York is also the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

     In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (1) September 8, 2005; (2) the date when, in the written opinion of our counsel, all outstanding registrable securities held by persons which are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto; or (3) the sale pursuant to this shelf registration statement of all securities registered hereunder.

     We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if this registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages.

BOOK-ENTRY SYSTEM

     The notes were originally issued in the form of a global security issued in reliance on Rule 144A. Upon the issuance of a global security, DTC (referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the notes represented by such global security. Such accounts were designated by the initial purchasers with respect to notes placed by the initial purchasers for us. The notes that are sold under this prospectus will be represented by a new unrestricted global security. Upon issuance of this new unrestricted global security, the depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the notes represented by the new unrestricted global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with the depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of those ownership interests through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

     We will make payment of principal, premium, if any, and interest on notes represented by any such global security to the depository or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of OSI, the trustee, any agent of OSI, or the trustee or the initial purchasers will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in global security representing any notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests. We have been advised by the depository that, upon receipt of any payment of principal, premium, if any, or interest on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants. A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will pay principal, premium, if any, and interest on the notes and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

     So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the notes represented by such global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as the nominee. Except as provided above, owners of beneficial interests in a global security will not be entitled to have the notes represented by the global security registered in their name, will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The depository has advised us that the depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in September 2003. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests. The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder beneficially owns and may offer pursuant to this prospectus, the number of shares of common stock into which such notes are convertible, the number of shares of common stock offered, and the number of shares of common stock and the principal amount of notes owned by the selling securityholders after the completion of the offering. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock. The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders. The number of shares of common stock that may be sold is calculated based on the current conversion price of $50.02 per share. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

     The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER               OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
----------------------          -------------------   -------------------   -------------------   --------------
AIG DKR SoundShore Holdings
  Ltd.........................      $ 1,172,000                 *                  23,430               *
AIG DKR SoundShore Oasis
  Holding Fund Ltd............      $ 2,500,000              1.67%                 49,980               *
AIG DKR SoundShore Opportunity
  Holding Fund Ltd............      $   824,000                 *                  16,473               *
AIG DKR SoundShore Strategic
  Holding Fund Ltd............      $ 3,004,000              2.00%                 60,055               *
Alexandra Global Master Fund,
  Ltd.........................      $10,000,000              6.67%                199,920               *
Alta Partners Holdings LDC....      $10,000,000              6.67%                199,920               *
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd.........................      $ 5,860,000              3.91%                117,153               *
Argent Classic Convertible
  Arbitrage Fund, L.P.........      $ 1,590,000              1.06%                 31,787               *
Argent Classic Convertible
  Arbitrage Fund II, L.P......      $   230,000                 *                   4,598               *

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER               OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
----------------------          -------------------   -------------------   -------------------   --------------
Argent LowLev Convertible
  Arbitrage Fund Ltd..........      $ 3,000,000              2.00%                 59,976               *
Argent LowLev Convertible
  Arbitrage Fund LLC..........      $   607,000                 *                  12,135               *
Argent LowLev Convertible
  Arbitrage Fund II LLC.......      $    93,000                 *                   1,859               *
Barclays Global Investors
  Equity Hedge Fund II(4).....      $    43,000                 *                     859               *
Cheyne Fund L.P...............      $ 5,092,000              3.39%                101,799               *
Cheyne Leveraged Fund L.P.....      $ 4,560,000              3.04%                 91,163               *
CIP Limited Duration
  Company.....................      $   224,000                 *                   4,478               *
Class C Trading Company,
  Ltd.........................      $   300,000                 *                   5,997               *
CNH CA Master Account, L.P....      $ 2,000,000              1.33%                 39,984               *
Context Convertible Arbitrage
  Fund, LP(5).................      $ 2,500,000              1.67%                 49,980               *
Context Convertible Arbitrage
  Offshore, Ltd...............      $ 2,350,000              1.57%                 46,981               *
Credit Suisse First Boston
  LLC(5)......................      $ 2,500,000              1.67%                 49,980               *
CS Alternative Strategy
  Ltd.........................      $   124,000                 *                   2,479               *
DB Equity Opportunities Master
  Portfolio Ltd...............      $   800,000                 *                  15,993               *
DBAG London(4)................      $11,400,000              7.60%                227,908               *
Deutsche Bank Securities
  Inc.(5).....................      $   500,000                 *                   9,996               *
DKR Saturn Event Driven
  Holding Fund Ltd............      $ 8,750,000              5.83%                174,930               *
DKR Saturn Multi-Strategy
  Holding Fund Ltd. (Formerly
  Known As DKR Saturn Holding
  Fund Ltd.)..................      $ 8,750,000              5.83%                174,930               *
Excelsior Master Fund L.P.....      $ 1,150,000                 *                  22,990               *
Geode U.S. Convertible
  Arbitrage Fund..............      $ 5,000,000              3.33%                 99,960               *
GLG Market Neutral Fund.......      $ 8,000,000              5.33%                159,936               *
JP Morgan Securities
  Inc.(5).....................      $12,000,000              8.00%                239,904               *
KBC Financial Products USA
  Inc.(5).....................      $ 2,300,000              1.53%                 45,981               *
KBC Financial Products (Cayman
  Islands) Ltd.(4)............      $ 5,000,000              3.33%                 99,960               *
LDG Limited...................      $   441,000                 *                   8,816               *
Lexington Vantage Fund........      $    25,000                 *                     499               *
Lyxor Context Funds LTD(4)....      $   100,000                 *                   1,999               *
Lyxor Master Fund, Ltd........      $   500,000                 *                   9,996               *
McMahan Securities Co.
  LP(5).......................      $   100,000                 *                   1,999               *
Mellon HBU Master Multi-
  Strategy Fund L.P.(4).......      $   500,000                 *                   9,996               *
Merrill Lynch Pierce Fenner &
  Smith(5)....................      $   500,000                 *                   9,996               *

                                                                             NUMBER OF SHARES
                                                                              OF COMMON STOCK
                                PRINCIPAL AMOUNT OF                            ISSUABLE UPON
                                NOTES BENEFICIALLY       PERCENTAGE OF       CONVERSION OF THE    PERCENTAGE OF
                                 OWNED THAT MAY BE           NOTES           NOTES THAT MAY BE     COMMON STOCK
SELLING SECURITYHOLDER               OFFERED**          OUTSTANDING(1)          OFFERED(2)        OUTSTANDING(3)
----------------------          -------------------   -------------------   -------------------   --------------
Morgan Stanley Convertible
  Securities Trust(4).........      $ 1,000,000                 *                  19,992               *
National Bank of Canada.......      $   200,000                 *                   3,998
Polygon Global Opportunities
  Master Fund.................      $ 5,000,000              3.33%                 99,960               *
Pyramid Equity Strategies
  Fund........................      $   200,000                 *                   3,998               *
Quattro Fund Ltd..............      $ 3,850,000              2.57%                 76,969               *
Quattro Multi Strategy Master
  Fund LP.....................      $   825,000                 *                  16,493               *
Relay 3 Asset Holding Co.
  Limited.....................      $    27,000                 *                     539               *
Royal Bank of Canada(4).......      $   200,000                 *                   3,998               *
Satellite Convertible
  Arbitrage Master Fund,
  LLC.........................      $ 5,000,000              3.33%                 99,960               *
Scorpion Offshore Investment
  Fund, Ltd...................      $   231,000                 *                   4,618               *
SP Holdings Ltd...............      $    58,000                 *                   1,159               *
Sphinx Fund...................      $    41,000                 *                     819               *
Standard Global Equity
  Partners L.P................      $   842,000                 *                  16,833               *
Standard Global Equity
  Partners II, L.P............      $    40,000                 *                     799               *
Standard Global Equity
  Partners SA, L.P............      $   403,000                 *                   8,056               *
Standard Pacific Capital
  Offshore Fund, Ltd..........      $ 3,196,000              2.13%                 63,894               *
Standard Pacific MAC 16
  Ltd.........................      $   160,000                 *                   3,198               *
TQA Master Fund, Ltd..........      $ 1,082,000                 *                  21,631               *
TQA Master Plus Fund, Ltd.....      $ 1,541,000              1.03%                 30,807               *
UBS O'Connor LLC..............      $   500,000                 *                   9,996               *
Univest Convertible Arbitrage
  Fund II LTD (Norshield).....      $   100,000                 *                   1,999               *
US Bancorp Piper Jaffray(5)...      $ 3,000,000              2.00%                 59,976               *
WPG MSA Convertible Arbitrage
  Fund(4).....................      $   100,000                 *                   1,999               *
Xavex Convertible Arbitrage 10
  Fund........................      $   320,000                 *                   6,397               *
Xavex Convertible Arbitrage 7
  Fund........................      $   262,000                 *                   5,237               *
Zurich Institutional
  Benchmarks Management
  Fund........................      $   825,000                 *                  16,493               *
Zurich Institutional
  Benchmarks Master Fund,
  Ltd.........................      $   164,000                 *                   3,278               *

---------------

*   Represents less than one percent.

** Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended, since the date upon which the selling securityholders provided to us the information regarding their notes.

(1) Based upon $150,000,000 of 3 1/4% Convertible Senior Subordinated Notes outstanding.

(2) Assumes conversion of all of the securityholders' notes at a conversion price of $50.02 per share. This conversion price is subject to adjustment, however, as described under "Description of the Notes - Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Based upon 43,548,167 shares of common stock which is the number of shares of common stock outstanding as of September 15, 2004.

(4) With respect to selling securityholders that are affiliates of broker-dealers, such entities have represented to us that they acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act of 1933.

(5) This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an "underwriter" within the meaning of the Securities Act of 1933. Please see "Plan of Distribution" for required disclosure regarding these selling securityholders.

(6) Information about other selling securityholders will be set forth in post-effective amendments or, if permissible, prospectus supplements.

(7) Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

     Our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

COMMON STOCK

     As of September 15, 2004, there were 43,548,167 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Certain of our stockholders have registration rights. Under the agreements between us and the holders of registration rights we are required to maintain the effectiveness of certain registration statements covering their shares.

RIGHTS PLAN

     Our board of directors adopted a shareholder rights plan, pursuant to which one Series SRPA Junior Participating Preferred Stock Purchase Right was issued as a dividend for each outstanding share of common stock.

     These rights entitle the holder to buy one one-thousandth of a share of Series SRPA Junior Participating Preferred Stock upon a triggering event as discussed below.

     The rights become exercisable upon the occurrence of a triggering event, such as the announcement by a potential acquirer of the intention to initiate a tender offer that would result in the acquisition of 17.5% or more of the outstanding shares of our company or the actual acquisition of 17.5% or more of the outstanding shares of our company by any person or group of affiliated or associated persons.

     Upon the actual acquisition of 17.5% or more of the outstanding common stock of our company by a person or group, the rights held by all holders other than the acquiring person or group will be modified automatically to be rights to purchase shares of common stock (instead of rights to purchase preferred stock) at 50% of the then market value of such common stock. Furthermore, such rightholders will have the further right to purchase shares of common stock at the same discount if our company merges with, or sells 50% or more of its assets or earning power to, the acquiring person or group or any person acting for or with the acquiring person or group. If the transaction takes the form of a merger of our company into another corporation, these rightholders will have the right to acquire at the same percentage discount shares of common stock of the acquiring person or other ultimate parent of such merger party.

     We can redeem the rights at any time before (but not after) a person has acquired 17.5% or more of our common stock, with certain exceptions. The rights will expire on August 31, 2010 if not redeemed prior to such date.

     Our rights agreement may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all of the stockholders. In addition, the rights should not interfere with a proxy contest.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS

     Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by a majority vote of our board of directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for our board of directors and stockholder proposals.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is The Bank of New York. The address is Stock Transfer Administration, 63 Madison Avenue, 8th Floor, New York, NY 10016, and its telephone number is (212) 503-4294.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences with respect to the purchase, ownership and disposition of notes or our common stock acquired upon conversion of a note, and is for general information purposes only. This summary is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons holding notes in connection with a hedging, straddle, conversion or other integrated transaction, holders subject to the U.S. federal alternative minimum tax, U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, securities traders that elect to use a mark-to-market method of accounting or persons who have ceased to be U.S. citizens or to be taxed as resident aliens, nor does it address state, local or foreign tax consequences or estate and gift tax consequences. This summary assumes that holders will hold the notes and the shares of common stock into which the notes are convertible as "capital assets" (generally, property held for investment) under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Each holder is urged to consult his own tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note.

     For purposes of this summary, a "U.S. holder" is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in or organized under the law of the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and elected to continue to be so treated.

     If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds the notes or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective holder that is a partner of a partnership holding the notes or our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of the notes or our common stock. A "non-U.S. holder" is a beneficial owner of the notes that is not a U.S. holder.

     Based on currently applicable authorities, we believe that the notes constitute indebtedness for U.S. federal income tax purposes. We also believe that the possibility of our making certain payments (other than stated principal and interest) with respect to the notes is remote and therefore does not result in the notes being treated as "contingent payment debt obligations." These determinations are not, however, binding on the IRS. Persons considering the purchase of a note should consult their own tax advisors as to the foregoing. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. federal income tax purposes.

     PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

 CONSEQUENCES OF AN INVESTMENT IN THE NOTE, INCLUDING THE POTENTIAL APPLICATION
                       OF U.S. FEDERAL WITHHOLDING TAXES

TAX CONSEQUENCES TO U.S. HOLDERS

  REGISTRATION OF NOTES

     The registration of the notes will not constitute a taxable event to U.S. holders. Consequently, no gain or loss will be recognized upon such registration. The holding period of a registered note in the hands of a U.S. holder will include its holding period in the hands of such U.S. holder prior to registration. A U.S. holder's tax basis in a registered note will be the same as the U.S. holder's tax basis in the note immediately prior to the registration of such note.

  INTEREST

     A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with such holder's regular method of tax accounting. Such income will be U.S.-source income. In certain circumstances, we may be obligated to pay a U.S. holder amounts in excess of stated interest or principal. For example, as more fully described under "Description of the Notes-Registration Rights" we may be required to pay liquidated damages to holders under certain circumstances. We intend to treat the possibility that we will pay any such excess amounts as a remote or incidental contingency, within the meaning of applicable Treasury regulations and, therefore, in the unlikely event an additional amount becomes due on the notes, we believe U.S. holders will be taxable on such amount only at the time it accrues or is received in accordance with each such holder's method of tax accounting. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. In the event that any such additional amounts are paid, however, it would affect the timing or amount of the income that must be recognized by the U.S. holder.

     If a U.S. holder purchases a note at a price above or below the principal amount of such note, the amount includible as interest is subject to the next three sections, as applicable.

  NOTES PURCHASED AT A PREMIUM

     A U.S. holder that purchases a note for a price in excess of its principal amount may have bond premium. For this purpose, the purchase price allocable to the note is deemed to be the total purchase price reduced by an amount equal to the value of the conversion option on the note. If the purchase price, after giving effect to this reduction, exceeds the principal amount of the note, the U.S. holder will have premium with respect to the note in the amount of such excess. Such U.S. holder may elect under section 171 of the Code to treat the premium as "amortizable bond premium." If such an election is made, the amount of interest such U.S. holder must include in income for each remaining accrual period is reduced by the portion of the premium allocable to such period based on the note's yield to maturity. If the amortizable bond premium exceeds the interest allocable to the accrual period, the excess is treated as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. holder's total interest income on the note in prior accrual periods exceeds the total amount of bond premium deducted or used to offset interest on the note by such U.S. holder in prior accrual periods, and any excess is carried forward to the next accrual period. The U.S. holder's basis in the note is reduced by any bond premium deducted or used to offset interest by such U.S. holder. The election to amortize bond premium applies to all debt instruments the interest on which is not excludible from gross income ("fully taxable bonds") that such U.S. holder holds at the beginning of the first taxable year to which the election applies and to all fully taxable bonds such U.S. holder later acquires, and may be revoked only with the consent of the IRS. U.S. holders should consult their own tax advisors before making this election.

     If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in "Interest" above. However, the amount of premium will be included in the U.S. holder's tax basis in the note, and will therefore decrease the gain or increase the loss recognized by the U.S. holder upon the sale or other disposition or retirement of the note.

  NOTES PURCHASED AT A DISCOUNT

     A U.S. holder that purchases a note for an amount that is less than its principal amount will have market discount with respect to the note in the amount of the difference (unless the market discount is less than a de minimis amount). Such U.S. holder is required to treat any principal payments on, or any gain realized on the disposition or retirement of such note, as ordinary interest income to the extent of the market discount that accrued while such U.S. holder held the note, unless the U.S. holder elects to include the market discount in income on a current basis (see "Accrual Method Election" below). "Accrued" market discount is determined on a straight-line basis or, at the U.S. holder's election, on a constant-yield basis. Market discount is considered to be a de minimis amount if it is less than one-quarter of one percent of the note's principal amount multiplied by the number of complete years to maturity after the U.S. holder acquired the note. If a U.S. holder disposes of a note with market discount in a nontaxable transaction (other than certain transactions described in section 1276(c) and (d) of the Code, such as conversion or repurchase of the notes for common stock), such U.S. holder generally must include the accrued market discount in income as if such U.S. holder had disposed of such note in a taxable transaction at the note's fair market value. Upon conversion or repurchase with our common stock of the notes with market discount that has not been previously included in income, a ratable portion of such market discount will be allocable to each share of common stock. The amount of market discount allocable to such common stock may be taxable as ordinary interest income upon a sale or other disposition of such common stock.

     If a U.S. holder acquires a note at a market discount and does not make the accrual method election described below, such U.S. holder may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

  ACCRUAL METHOD ELECTION

     A U.S. holder that purchases a note with market discount may elect to include market discount in gross income currently as it accrues, on either a straight-line basis or a constant-yield basis. The U.S. holder's tax basis in the note will be increased by any amount included in income as a result of this election. This election to include market discount applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. If this election is made, the rules under "Notes Purchased at a Discount" treating certain payments and gain as interest income and requiring deferral of certain interest deductions will not apply. U.S. holders should consult their own tax advisors before making this election.

  CONVERSION OR REPURCHASE FOR COMMON STOCK

     A U.S. holder generally will not recognize income, gain or loss upon conversion of the notes solely into our common stock, or the repurchase of the notes solely for our common stock except (i) with respect to cash received in lieu of fractional shares and (ii) with respect to accrued interest on the notes which will be treated as paid as a result of conversion. The U.S. holder's tax basis in the common stock received on conversion of a note for common stock will be the same as the U.S. holder's adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any basis allocable to a fractional share and increased for cash method U.S. holder by any accrued and unpaid interest that is required to be recognized by such U.S. holder upon conversion), and the holding period for the common stock received on conversion will generally include the holding period of the notes that were converted.

     Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock will generally be treated as a payment in exchange for the fractional share of common stock rather than as a dividend. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis allocable to the fractional share. Such gain or loss will generally be capital gain or loss, except as set forth above under "Notes Purchased at a Discount."

  DIVIDENDS ON COMMON STOCK

     Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles and will be included in a U.S. holder's income as ordinary income as they are paid. Dividends on our common stock paid to certain U.S. holders (including individuals) may qualify for preferential U.S. federal income tax rates to the extent they are classified as "qualified dividend income." Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income. To the extent that a U.S. holder receives distributions on shares of common stock that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder's tax basis in the shares of common stock (but not below zero). Any such distributions in excess of the U.S. holder's tax basis in the shares of common stock will generally be treated as gain. Such gain will generally be capital gain, except as set forth above under "Notes Purchased at a Discount." Subject to applicable limitations, dividends paid to U.S. holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.

  SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF NOTES OR COMMON STOCK

     Except as set forth above under "Conversion or Repurchase for Common Stock", U.S. holders generally will recognize a capital gain or loss upon the sale, redemption (including a repurchase by us for cash pursuant to the repurchase right) or other taxable disposition of the notes or common stock in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued and unpaid interest on the notes not previously included in income (which amounts will be taxable as ordinary income), and the U.S. holder's adjusted tax basis in such notes. A U.S. holder's initial tax basis in a note generally will be equal to the amount paid therefor and will thereafter be increased by any previously included market discount described above under "Accrual Method Election" and reduced by any previously deducted bond premium described above under "Notes Purchased at a Premium." Such gain or loss will generally be capital gain or loss, except as set forth above under "Notes Purchased at a Discount." Any capital gain or loss will be long-term if the notes have been held for more than one year and will generally be U.S. source gain or loss to a U.S. holder. Capital gain that is not long-term capital gain will be taxed at ordinary income tax rates. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

  ADJUSTMENT OF CONVERSION PRICE

     The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See "Description of the Notes -- Conversion Rate Adjustments." Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to U.S. holders holding our notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such adjustment would result in dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if, and to the extent that, it increases the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  INTEREST

     Subject to the discussion below concerning backup withholding, no United States federal income or withholding tax generally will apply to a payment of interest (including additional amounts as described under "Tax Consequences to U.S. Holders -- Interest" on a note to a non-U.S. holder, provided (i) such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder and (ii) such non-U.S. holder (A) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation (as defined in the Code) related to us, directly or indirectly, through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it, and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to United States federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

  CONVERSION OR REPURCHASE FOR COMMON STOCK

     A non-U.S. holder will generally not be subject to United States federal income tax on the conversion of a note solely into our common stock or the repurchase of the notes solely for our common stock. Any gain recognized as a result of the receipt of cash, including any cash received in lieu of a fractional share of common stock generally will be treated as a sale of the note or the fractional share. See "Sale, Redemption or Other Taxable Disposition of Notes or Common Stock" below.

  DIVIDENDS ON COMMON STOCK

     Dividends, if any, paid on the common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate).

  SALE, REDEMPTION OR OTHER DISPOSITION OF NOTES OR COMMON STOCK

     Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized on a sale, redemption or other disposition of a note or common stock unless in the case of gain (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States or, if a treaty applies (and the non-U.S. holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the non-U.S. holder within the United States, (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (iii) we are treated as a U.S. real property holding corporation ("USRPHC") for United States federal income tax purposes.

     We believe that we are not, and will not become a USRPHC; however, no assurance can be given in this regard. In general, if it is determined that we are a USRPHC, then non-U.S. holders may be subject to United States federal income tax on the sale or other disposition of a note or our common stock, and, possibly, withholding up to a rate of 10% on any such disposition. However, a non-U.S. holder will not be subject to these special rules even if we are determined to be a USRPHC provided that such non-U.S. holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of our common stock (including any common stock that may be received on the conversion or repurchase of a note).

  ADJUSTMENT OF CONVERSION PRICE

     The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See "Description of the Notes -- Conversion Rate Adjustments." Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to non-U.S. holders holding our notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such adjustment would result in dividend income to the extent of our current or accumulated earnings and profits, if, and to the extent that, it increases the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as dividend income to the extent of our current or accumulated earnings and profits. In such a case, non-U.S. holders generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate) as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. Non-U.S. holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

  UNITED STATES BUSINESS

     If a non-U.S. holder is engaged in a trade or business in the United States, and if interest or gain on the note or dividends or gain on our common stock is effectively connected with the conduct of such trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will be subject to United States federal income tax on the receipt or accrual of such interest or dividends or the recognition of gain on the sale or other taxable disposition of the note or common stock in the same manner as if such holder were a U.S. holder, as set forth above under "Tax Consequences to U.S. Holders." Such interest and dividend income received or gain recognized by a corporate non-U.S. holder may also be subject to an additional United States federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such interest and dividend income will not be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisors with respect to other United States tax consequences of the ownership and disposition of notes and common stock into which the notes may be converted.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A holder of notes or common stock may be subject to "backup withholding" (currently at a rate of 28%) with respect to certain "reportable payments", including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply, if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) the holder fails to report properly interest or dividends, (iii) under certain circumstances, the holder fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or (iv) the IRS provides notification that the U.S. holder has furnished us an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and non-U.S. holders, provided their exemptions from backup withholding are properly established.

     We will report to the U.S. holders of notes and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments. In addition we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to and the tax withheld, if any, with respect to such non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

                              PLAN OF DISTRIBUTION

     The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the underlying shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated September 8, 2003 with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commission or agent's commission.

     The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

     - directly; or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

     The notes and the shares of common stock may be sold from time to time in one or more transactions at:

     - fixed prices, which may be changed;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

     - in the over-the counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The notes were issued and sold in September 2003 in a private placement. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

     Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

     - September 8, 2005;

     - the date when the notes and the shares of common stock issuable upon conversion of the notes (i) may be resold immediately without restriction pursuant to the volume limitation provisions of Rule 144(k) under the Securities Act or (ii) cease to be outstanding; and

     - the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

     - Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 30 days in any three-month period and will not exceed an aggregate of 90 days in any 12 month-period.

                                 LEGAL MATTERS

     Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the notes and the shares of common stock into which those notes are convertible for OSI.

                                    EXPERTS

     The consolidated financial statements of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2003 and 2002 and for each of the years in the three-year period ended September 30, 2003 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report covering the September 30, 2003 consolidated financial statements refers to the full adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" in 2003 and adopted provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, for acquisitions consummated on or after July 1, 2001; and the early adoption of the provisions of Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

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     You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.

                                  $150,000,000

                                   [OSI LOGO]

             3 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023
   AND 2,998,800 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                OCTOBER 18, 2004

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